EXHIBIT 10.1

                                   (REDACTED)

      [ * ] = Confidential materials omitted and filed separately with the
                      Securities and Exchange Commission.

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                 AGRINOMICS LLC

                                      AMONG

                                  ACTTAG, INC.,

                                 AGRITOPE, INC.

                                       AND

                          RHONE-POULENC AG COMPANY INC.

                            DATED AS OF JULY 1, 1999

                       LIMITED LIABILITY COMPANY AGREEMENT
                                 AGRINOMICS LLC


         THIS LIMITED LIABILITY COMPANY AGREEMENT of AGRINOMICS LLC (the "Company") is made and shall be effective as of the 1st day of July, 1999 (the "Effective Date"), by and among ACTTAG, INC., a Delaware corporation ("ACTTAG, Inc.") that is a wholly-owned subsidiary of AGRITOPE, INC., a Delaware corporation ("Agritope", ACTTAG, Inc.'s "Parent"), Agritope, and RHONE-POULENC AG COMPANY INC., a New York corporation ("RP Ag Co.") that is a wholly-owned subsidiary of RHONE-POULENC AGRO S.A. ("Rhone-Poulenc Agro", RP Ag Co.'s "Parent").

                                    RECITALS

         A. Agritope has instituted a functional genomics program to be conducted under the name the "ACTTAG(TM) Gene Discovery Program." Agritope has formed ACTTAG, Inc. by the contribution to it of all of Agritope's rights, interests and obligations in, to and under certain preliminary agreements related to the ACTTAG(TM) Gene Discovery Program as more fully described herein, and certain existing collections of biological materials relating hereto as more fully described in the Operating Plan and more particularly in Exhibit A hereto (the "Existing Agritope Collection").

         B. Rhone-Poulenc Agro desires to help support the ACTTAG(TM) Gene Discovery Program and to participate therein.

         C. ACTTAG, Inc. and RP Ag Co. desire to form AGRINOMICS LLC, as a Delaware limited liability company, and to be its initial Members upon the terms and conditions set forth herein. The Company will receive from ACTTAG, Inc. all of ACTTAG, Inc.'s rights, interests and obligations in, to and under such preliminary agreements, as well as the Existing Agritope Collection, contributed to ACTTAG, Inc. by Agritope. Agritope is a party to this Agreement only for purposes of Article 8, Article 9, and Sections 10.1(c), 10.4(b) and 15.15; it is not a Member of the Company.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, ACTTAG, Inc., Agritope and RP Ag Co. hereby agree as follows:



AGRINOMICS LLC               1               Limited Liability Company Agreement

                                    ARTICLE 1
                           DEFINITIONS; INTERPRETATION

1.1      CERTAIN DEFINITIONS

         In addition to the capitalized terms defined above, and to other capitalized terms explicitly defined elsewhere in this Agreement, the following capitalized terms used herein shall have the following meanings:

         "ACT" means the Delaware Limited Liability Company Act, as provided in Title 6, Chapter 18 of the Delaware Code, ss. 101 et. Seq., as amended from time to time.

         "ADJUSTED CAPITAL ACCOUNT" means, with respect to a Member, the balance in such Member's Capital Account as of the end of the relevant taxable year of the Company, after giving effect to the following adjustments: (a) increase such Capital Account by any amounts which the Member is obligated to restore or is treated as being obligated to restore pursuant to Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (b) decrease such Capital Account by the items described in Regulation Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6).

         "ADJUSTED DEFICIT" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the taxable year of the Company, after giving effect to the following adjustments:

         (a) The Capital Account shall be increased by any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the next to last sentence of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

         (b) The Capital Account shall be decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and
1.704-1(b)(2)(ii)(d)(6).

         The foregoing definition of Adjusted Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         "AFFILIATE" means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person; provided, however, that for purposes of Sections 10.2, 10.3, and 10.4, "Affiliate" shall mean only an Affiliate (as above defined) that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person where "control" and "controlled" for such purposes means the ownership of more than 50% of the share capital or voting rights of a Person.



AGRINOMICS LLC               2               Limited Liability Company Agreement

         "AGREEMENT" means this Limited Liability Company Agreement of AGRINOMICS LLC (including all Exhibits referenced herein), as amended, restated or supplemented from time to time.

         "AGRITOPE RESEARCH CONTRACTS" means: (a) the Research and Management Contract between the Company and Agritope, in the form of Exhibit B hereto (the "Agritope Research and Management Contract"), and (b) any other agreement whereby Agritope or its Affiliates will perform research services for or with the Company.

         "ALLIANCE PARTY(IES)" means those third parties with which the Company may from time to time enter into research contracts, subscription contracts, license agreements, testing or certification agreements, marketing or distribution agreements, or other agreements as contemplated under Section 2.5.2(d) or in the Operating Plan. In addition to each Member's role under its respective Research Contract, the Members and their Affiliates will be eligible to be Alliance Parties.

         "ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Assignment and Assumption Agreement and Bill of Sale substantially in the form of Exhibit C hereto, whereby ACTTAG, Inc. will assign and transfer to the Company, and the Company will assume and agree to perform, all of Agritope's rights, interests, and obligations in, to, and under the Salk ACTTAG Research Agreement and the University of Edinburgh ACTTAG Research Agreement, and whereby ACTTAG, Inc. will sell and transfer to the Company all right, title and interest in and to the Existing Agritope Collection, as contributed by Agritope to ACTTAG, Inc. [ * ].

         "BANKRUPTCY" means, with respect to a Person, including without limitation, a Parent, a Member or the Company, the occurrence of any of the following: (a) the filing of a voluntary petition for relief under the U.S. or French bankruptcy laws or an admission by such Person of such Person's inability to pay its debts as they become due, (b) the making by such Person of a general assignment for the benefit of creditors, (c) in the case of the filing of an involuntary petition in bankruptcy against such Person, the filing of an answer admitting the material allegations thereof or consenting to the entry of an order for relief, or a default in answering the petition, (d) the entry of an order for relief under the U.S. or French bankruptcy laws against such Person, or (e) the entry of an order, judgment or decree of any court adjudicating such Person bankrupt or appointing a trustee or receiver for such Person's assets. The foregoing definition of "Bankruptcy" is intended to replace and shall supersede and replace the definition of "Bankruptcy" set forth in Sections 18-101 (1) and 18-304 of the Act.

         "BOARD" means the Board of Managers of the Company established in accordance with Section 6.1. Each Member of the Board of Managers of the Company is hereby designated as a "Manager" within the meaning of the Act.

         "BUDGET" means the then-applicable budget for the Company prepared and adopted in accordance with Section 6.9, or the Initial Budget, as the case may be.



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

AGRINOMICS LLC               3               Limited Liability Company Agreement

         "CAPITAL ACCOUNT" means the capital account to be determined and maintained for each Member pursuant to Section 3.9 throughout the existence of the Company in accordance with the capital accounting rules set forth in Regulations Section 1.704-1(b). The provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with such Section of the Regulations.

         "CAPITAL CONTRIBUTION" means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Interest held by such Member, including all Initial Capital Contributions and Additional Capital Contributions.

         "CHANGE OF CONTROL" means the acquisition, directly or indirectly, beneficially or of record, by any one person or group (as "group" is defined in Section 13(d)(3) of the Securities Exchange Act of 1934) that is, or that includes, any company in the field of crop protection, seeds and crop improvement (including, without limitation, plant biotechnologies) or an Affiliate of any such company, of shares or options or other rights to purchase shares representing in the aggregate 50% or more of the aggregate voting power represented by the issued and outstanding capital stock of either Party or its Parent, or any of its controlling Affiliates in any tier, or any Transferee pursuant to Section 10.2 hereunder.

         "CLOSING DATE" means the date of the Closing as described in Section
3.4 below.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision or provisions of any succeeding law, and any reference to a Section of the Code shall be deemed to include a reference to any successor provision thereto as well as any Regulations promulgated under such Section or successor provision.

         "COMPANY MINIMUM GAIN" has the meaning of "partnership minimum gain" set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

         "CONTROL," "CONTROLS" "IS CONTROLLED BY" mean (subject to the proviso in the definition of "Affiliate" above) the possession, directly or indirectly, of 50% of more of the share capital or voting rights of a Person.

         "DEPRECIATION" means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes as the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; PROVIDED, HOWEVER, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.



AGRINOMICS LLC               4               Limited Liability Company Agreement

         "FISCAL YEAR" means (a) the period commencing on the date the Company was formed and ending on September 30, 1999, (b) any subsequent 12-month period commencing on October 1 and ending on September 30, or (c) any portion of the period described in clause (b) for which the Company is required to close its books and allocate Profits, Losses, and other items of Company income, gain, loss or deduction pursuant to Article 4.

         "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset (i) in the case of any asset contributed pursuant to Sections 3.1 through 3.6 hereof, as provided in such Sections, and (ii) with respect to any other contributed asset, as determined by the contributing Member and the Board;

                  (b) The Gross Asset Values of Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, as of the following times: (i) the acquisition of an additional Interest by any new or existing Member in exchange for more than a DE MINIMIS Capital Contribution; (ii) the distribution by the Company to a Member of more than a DE MINIMIS amount of Property as consideration for an Interest; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(G); PROVIDED, HOWEVER, that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

                  (c) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Board; and

                  (d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(M) and Section 3.7 hereof; PROVIDED, HOWEVER, that the Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent the Board determines that an adjustment pursuant to clause (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

         If the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (a), clause (b) or clause (d) hereof, such Gross Asset Value shall thereafter be used for purposes of calculating Depreciation with respect to such asset for purposes of determining Profits and Losses.



AGRINOMICS LLC               5               Limited Liability Company Agreement

         "INITIAL BUDGET" means the Budget for the Company for the period from the date of this Agreement to September 30, 2000, which shall be prepared by the Company's CEO and approved by the Board prior to the Closing Date, which will be attached hereto as Exhibit D.

         "INITIAL CAPITAL CONTRIBUTIONS" means, with respect to each Member, the Capital Contributions made by such Member pursuant to Section 3.1 or 3.2, respectively, reduced by the amount of any liabilities of such Member assumed by the Company in connection with such Capital Contribution or that are secured by any property contributed by such Member as a part of such Capital Contribution.

         "INITIAL OPERATING PLAN" means the operating plan for the Company, which is attached hereto as Exhibit E.

         "INTEREST" means a limited liability company interest in the Company representing a Member's share of Profits and Losses of the Company and such Member's right to receive distribution of the Company's assets in accordance with the provisions of this Agreement and the Act, and including some or all of the Capital Contributions made by a Member pursuant to Article 3, including any and all benefits to which the holder of such an Interest may be entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.

         "IRS" means the U.S. Internal Revenue Service.

         "LIQUIDATING AGENT" shall refer to the Board or such other Person designated by the Board as a liquidating trustee of the Company to conduct and supervise the winding up and liquidation of the Company in accordance with
Section 5.3 and Article 11.

         "MARKETING PROGRAM" means the commercial exploitation of the Company's Property and rights derived from the Research Program.

         "MEMBER NONRECOURSE DEBT" has the meaning of "partner nonrecourse debt" set forth in Regulations Section 1.704-2(b)(4).

         "MEMBER NONRECOURSE DEBT MINIMUM GAIN" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability determined in accordance with Regulations Section 1.704-2(i)(3).

         "MEMBERS" means ACTTAG, Inc. and/or RP Ag Co. as the parties to this Agreement and includes any Person admitted as an additional Member or substituted Member pursuant to the provisions of this Agreement, and, solely to the extent provided in Section 10.5, any Non-Admitted Member as defined in that Section. For purposes of the Act, the Members shall constitute one (1) class or group of Members.



AGRINOMICS LLC               6               Limited Liability Company Agreement

         "NET CASH FLOW" means, with respect to any Fiscal Year, the Profits or Losses of the Company for such Fiscal Year DECREASED by (a) principal payments to creditors (including Members in their capacity as creditors) of the Company during such Fiscal Year, (b) capitalized expenditures incurred by the Company during such Fiscal Year, (c) any amounts added to operating reserves during such Fiscal Year, and (d) deductible expenditures paid for during the Fiscal Year to the extent accrued and deducted in a prior Fiscal Year, and INCREASED by (i) any deductions for federal income tax purposes for such Fiscal Year to the extent such deductions do not involve the expenditure of cash by the Company during such Fiscal Year (excluding any loss recognized for federal income tax purposes on the sale, transfer or other disposition of any asset of the Company and taken into account in determining Profits or Losses), (ii) any amounts withdrawn from operating reserves during such Fiscal Year, (iii) the cash proceeds of any loans made to the Company during the Fiscal Year, except to the extent the applicable loan documents restrict the use of such proceeds, (iv) any cash Capital Contributions made to the Company during the Fiscal Year, and (v) any proceeds from the sale, transfer or other disposition of any assets of the Company (excluding (A) such proceeds to the extent attributable to any gain recognized on the disposition of such assets for federal income tax purposes and included in Profits and (B) any proceeds from the sale, transfer or other disposition of such assets in connection with a liquidation and dissolution of the Company).

         "NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations
Section 1.704-2(b)(1).

         "NONRECOURSE LIABILITY" has the meaning set forth in Regulations
Section 1.704-2(b)(3).

         "OPERATING PLAN" means the then-applicable operating plan for the Company, covering the Research Program and the Marketing Program, as prepared and adopted in accordance with Section 6.9, or the Initial Operating Plan, as the case may be.

         "PARTIES" means all the parties to this Agreement and "Party" means any one of them.

         "PERCENTAGE INTEREST" means fifty percent (50%) with respect to ACTTAG, Inc. and fifty percent (50%) with respect to RP Ag Co.

         "PERSON" means any individual, corporation, partnership, limited liability company, trust, association or other entity or organization, including any governmental or political subdivision or any agency or instrumentality thereof.

         "PROFITS" and "LOSSES" mean the net taxable income and net tax loss of the Company computed for each Fiscal Year or other relevant period, as determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:



AGRINOMICS LLC               7               Limited Liability Company Agreement

                  (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this clause (a) shall be added to such taxable income or loss;

                  (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) (including expenditures treated as described in Code Section 705(a)(2)(B) under Regulations Section 1.704-1(b)(2)(iv)(i)), and not otherwise taken into account in computing Profits and Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

                  (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to the terms of this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses with respect to Regulation Section 1.704-1(b)(2);

                  (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed pursuant to Regulation Sections 1.704-1(b)(2)(F) and 1.704-1(b)(2)(G) by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

                  (e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the terms hereof pursuant to Regulation Section 1.704;

                  (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(M)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of the Member's interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

                  (g) Notwithstanding any other provisions of this Agreement, any items that are specially allocated by the Company pursuant to Section 4.2 shall not be taken into account in computing Profits or Losses. The amount of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 4.2 shall be determined by applying rules analogous to those set forth in this definition of Profits and Losses.

         "PROPERTY" means all real and personal property acquired by the Company, and any improvements thereto, and shall include tangible and intangible property and intellectual properties.



AGRINOMICS LLC               8               Limited Liability Company Agreement

         "REGULATIONS" means the income tax regulations promulgated under the Code, as such regulations are amended from time to time (including corresponding provisions of succeeding regulations).

         "RESEARCH CONTRACT(S)" means one or more (as the context requires) of the Agritope Research Contracts, the RP Ag Co. Research Contracts, the Salk ACTTAG Research Agreement, the University of Edinburgh ACTTAG Research Agreement, and contracts entered by the Company with any of the Alliance Parties.

         "RESEARCH PROGRAM" means the plant functional genomics program, also called the "ACTTAG(TM) Gene Discovery Program," to be conducted and coordinated by the Company at multiple research sites and involving the activation tagging of large numbers of Arabidopsis plants in an attempt to create seeds and plants in which one or more genes are overexpressed; screening to identify phenotypic traits of interest in such plants; the isolation, sequencing and gene rescue of the associated genotypes; and related activities, all as is more fully described in the Operating Plan.

         "RP AG CO. RESEARCH CONTRACTS" means: (a) the Research Contract and License Agreement between the Company and RP Ag Co., in the form of Exhibit F hereto (the "RP Ag Co. Research Contract and License Agreement"); and (b) any other agreement whereby RP Ag Co. or its Affiliates will perform research services for or with the Company.

         "SALK ACTTAG RESEARCH AGREEMENT" means that certain Research, License and Option Agreement dated as of October 23, 1998, by and between The Salk Institute for Biological Sciences ("Salk") and Agritope, as amended prior to Closing to the satisfaction of the Members.

         "TRANSFER" means any sale, assignment, gift, hypothecation, pledge or other disposition, directly or indirectly, whether voluntary or by operation of law (including a merger or consolidation).

         "UNIVERSITY OF EDINBURGH ACTTAG RESEARCH AGREEMENT" means that certain Research and Option to License Agreement dated as of January 21, 1999, by and between the University Court of the University of Edinburgh ("University of Edinburgh") and Agritope.

         "WINDING UP YEAR" means the U.S. taxable year of the Company in which all of its assets are disposed of, or the Company liquidates (whichever occurs first), and the immediately preceding taxable year if the disposition or liquidation occurs prior to the due date (without regard to extensions) for filing the Company's federal income tax return for the year immediately preceding the year of disposition or liquidation.

1.2      INTERPRETATION

         (a) Reference to a given Article, Section, Subsection, Exhibit or
Schedule is a reference to an Article, Section, Subsection, Exhibit or Schedule



AGRINOMICS LLC               9               Limited Liability Company Agreement
of this Agreement, unless otherwise specified. The terms "hereof," "herein," "hereto," "hereunder" and "herewith" refer to this Agreement as a whole.

         (b) Except where otherwise expressly provided or unless the context otherwise necessarily requires: (i) references to a given law or rule are references to that law or rule as amended or modified as of the date on which the reference is made, (ii) reference to a given agreement or instrument is a reference to that agreement or instrument as originally executed, and as modified, amended, supplemented and restated through the date as of which reference is made to that agreement or instrument, and (iii) accounting terms have the meanings given to them by generally accepted accounting principles in the United States, applied on a consistent basis by the accounting entity to which they refer ("GAAP").

         (c) The singular includes the plural and the masculine includes the feminine and neuter, and vice versa. "Includes" or "including" means "including, without limitation."

         (d) Headings set forth in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                                   ARTICLE 2.
                               GENERAL PROVISIONS

2.1      NAME

         The name of the Company shall be "AGRINOMICS LLC". All business of the Company shall be conducted under such name and under such variations thereof as the Board deems necessary or appropriate to comply with the requirements of law in any jurisdiction in which the Company may elect to do business.

2.2      PRINCIPAL PLACE OF BUSINESS; REGISTERED OFFICE AND AGENT

         (a) The address and principal place of business of the Company shall be 16160 SW Upper Boones Ferry Rd., Portland, OR 97224, USA, or at such other place as the Board may from time to time determine.

         (b) The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, County of Newcastle, DE 19801. The registered agent of the Company to accept service of process is The Corporation Trust Company, whose address is 1209 Orange Street, Wilmington, County of Newcastle, DE 19801.

2.3      FORMATION OF COMPANY; CERTIFICATE

                  (a) The Members hereby agree to form the Company as a limited liability company under and pursuant to the provisions of the Act and agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.



AGRINOMICS LLC               10              Limited Liability Company Agreement

                  (b) This Agreement is effective upon the execution of this Agreement or a counterpart of this Agreement by each of Agritope, ACTTAG, Inc. and RP AG Co. Upon the later of such execution or the filing of the Certificate of Formation of the Company (the "Certificate"), each of ACTTAG, Inc. and RP AG Co. shall automatically be admitted as Members of the Company.

                  (c) The name and mailing address of each Member, the agreed value of the amount contributed to the Company and the Percentage Interest of each Member shall be as listed on Exhibit G attached hereto. The Board shall be required to update Exhibit G from time to time as necessary to accurately reflect the information therein. Any amendment or revision to Exhibit G made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Exhibit G shall be deemed to be a reference to such Exhibit G as amended and in effect from time to time.

                  (d) Roger M. Tolbert, as an authorized person, within the meaning of the Act, shall execute, deliver and file the Certificate with the Secretary of State of the State of Delaware. Upon the filing of the Certificate with the Secretary of State of the State of Delaware, his powers as an authorized person shall cease and each Manager of the Company shall thereafter be designated as an authorized person within the meaning of the Act.

2.4      TERM

         The term of the Company shall commence upon the filing of the Certificate with the Secretary of State of the State of Delaware and the term shall continue until dissolved in accordance with Article 11. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act.

2.5      PURPOSE

         2.5.1      GENERAL

         The purpose of the Company is to conduct, coordinate and implement the Research Program and the Marketing Program and to engage in such activities that are necessary, desirable, advisable, convenient, incidental or appropriate to the foregoing. The Company shall not engage in any other business or activity without the written agreement of all Members.

         2.5.2      ACTIVITIES

         The Company shall provide, directly or through contracts with others, the full range of services and products required to fulfill its purpose, including, without limitation, the following:

         (a) engaging RP Ag Co. under the RP Ag Co. Research Contract and License Agreement to perform the research services, and to provide for the



AGRINOMICS LLC               11              Limited Liability Company Agreement

Company's benefit the facilities, personnel, capabilities, resources, patent application assistance and management services, and rights therein described, and the Company shall take all necessary and appropriate steps to cooperate with RP Ag Co. with respect thereto and shall perform the Company's obligations under the RP Ag Co. Research Contracts;

         (b) engaging Agritope under the Agritope Research and Management Contract to perform for the Company the management services and the research services, and to provide for the Company's benefit the facilities, personnel, capabilities, resources, patent application assistance, and rights therein described, and the Company shall take all necessary and appropriate steps to cooperate with Agritope with respect thereto and shall perform the Company's obligations under the Agritope Research and Management Contract;

         (c) contracting with one or more third parties to provide to the Company other facilities, services (professional and otherwise), personnel, capabilities, resources and rights as called for under the Operating Plan or as otherwise recommended by the Company's CEO and approved by the Board (or as shall be determined by the CEO in his or her discretion in those instances in which such an acquisition does not exceed US$100,000 in value during any calendar quarter and is, together with any related or contemporaneous expenditure, consistent with the Company's Budget), but subject in any event to the Agritope Research and Management Contract;

         (d) contracting with the Member(s) and one or more Alliance Parties with respect to the performance of specific research projects directed to genes and crops of particular interest to the respective Alliance Parties and for the grant of certain commercialization or other rights therein or otherwise with respect to rights in the results of the Research Program within the scope of such defined areas of interest on a subscription basis or otherwise, in return for support, license fees, subscription fees, milestones, royalties, cross-licenses, resources, facilities, and/or other considerations from the Member(s) and such Alliance Parties as may be approved in each instance by the Board on the recommendation of the CEO or his or her designee; provided, however, that the Company will give first consideration to its Members and their Affiliates, in preference to third parties, when seeking parties to any such agreements, unless the circumstances clearly require otherwise or such preference or first consideration would violate any agreement of the Company;

         (e) contracting with one or more manufacturers, growers, packers, processors, mills, licensees, distributors, or other third parties (whether or not they are also Alliance Parties) in connection with the testing, certification, commercialization, marketing, sale, and other exploitation of the Company's Property and rights derived from the Research Program consistent with the Operating Plan or as otherwise approved by the Board; and

         (f) conducting or causing to be conducted such other activities or projects as may be consistent with the Operating Plan, or as may otherwise be approved by the Board.

         (g) The Company may enter into and perform those agreements listed in Exhibit H without any further act, vote or approval of any Member, Manager, or



AGRINOMICS LLC               12              Limited Liability Company Agreement
other Person, notwithstanding any other provision of this Agreement, the Act or other applicable law, rule or regulation.

         2.5.3      ACTIVITIES OUTSIDE THE SCOPE OF THE COMPANY'S ACTIVITIES

         The Members may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether presently existing or hereafter created, other than (a) for the purpose of conducting the Research Program or any plant functional genomics program involving the activation tagging of Arabidopsis plants using the technology developed under ACTTAG TM Gene Discovery Program or (b) for the purpose of conducting the Marketing Program or any commercial exploitation of Property or rights derived from the Research Program or any plant functional genomics program involving the activation tagging of Arabidopsis plants using the technology developed under ACTTAGTM Gene Discovery Program.

2.6      TITLE TO COMPANY PROPERTY

         All Property owned by the Company shall be the property of the Company as an entity, and no Member, individually, shall have any ownership interest in any such Property.

2.7      PUBLICITY

         Neither the Company nor any Member may issue any public statement or press release regarding the Company or its business without the prior consent of all Members, except as required by law or an order from any competent governmental authority (provided that in the event of any such required disclosure, the disclosing Member or the Company shall give all Members advance notice of such disclosure in accordance with Section 2.8(b)).

2.8      CONFIDENTIALITY

         (a) Subject to the controlling effect of any contrary provisions in any Research Contract, each Member and its Parent agrees: (i) to take all reasonable precautions and to use its best efforts to maintain the confidentiality of all Confidential Information (as defined below) that such Member and its Parent (the "Recipient") obtains in respect to any other Member or the Company (the "Disclosing Party"); and (ii) not to use or disclose such Confidential Information to any third parties other than the Recipient's Affiliates that are similarly bound to protect the same or otherwise with the written approval of the Disclosing Party or as permitted by Section 2.8(b). For purposes of this
Section 2.8, "Confidential Information" means all proprietary or confidential information owned or provided by a Disclosing Party other than information that the Recipient or its Affiliate can prove (A) was previously known to the Recipient or any of its Affiliates (other than from a Disclosing Party or an Affiliate thereof), or (B) is available or, without the fault of the Recipient or any of its Affiliates (other than the Company), becomes available to the general public, or (C) is lawfully received by the Recipient from a third party that, to the Recipient's knowledge, is not bound by any similar obligation of confidentiality. The disclosure of Confidential Information shall not constitute



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

any grant of license or any other rights nor generate any business arrangements unless specifically set forth herein or in another agreement.

         (b) A Recipient may disclose Confidential Information to appropriate regulatory authorities, attorneys, accountants and pursuant to any order of a court, administrative agency or other governmental authority and may take any lawful action that it deems necessary to protect its interests or the interests of its Affiliates under, or to enforce compliance with the terms and conditions of, this Agreement; provided, HOWEVER, that in the event that it appears that a Recipient may become legally compelled to disclose any Confidential Information, it will promptly consult with the Disclosing Party as to the reasons for such disclosure and will afford the Disclosing Party a reasonable opportunity to obtain a protective order as to such information and will use reasonable efforts to obtain reliable assurance that the information disclosed will be treated confidentially.

2.9      FAILURE TO OBSERVE FORMALITIES

         To the fullest extent permitted by law, a failure to observe any formalities or requirements of this Agreement, the Certificate or the Act shall not be grounds for imposing or otherwise adversely affecting personal liability on the Members or Managers for liabilities of the Company or otherwise.

2.10     LIABILITY OF MEMBERS AND MANAGERS TO THIRD PARTIES

         Except as otherwise provided in the Act, no Member or Manager shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member or acting as a Manager of the Company.

                                    ARTICLE 3
             CAPITAL CONTRIBUTIONS; CONDITIONS PRECEDENT TO CLOSING

3.1      ACTTAG, INC.'S INITIAL CAPITAL CONTRIBUTIONS

         (a)      As its Initial Capital Contribution:

                  (i) ACTTAG, Inc. shall, pursuant to the Assignment and Assumption Agreement, transfer to the Company all of ACTTAG, Inc.'s rights, interests, and obligations in, to, and under the Salk ACTTAG Research Agreement and the University of Edinburgh ACTTAG Research Agreement, as contributed to ACTTAG, Inc. by Agritope; and

                  (ii) ACTTAG, Inc. shall transfer to the Company all ownership and other rights and title, including, without limitation, all intellectual property rights, in and to the Existing Agritope Collection, as contributed to ACTTAG, Inc. by Agritope.



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

3.2      RP AG CO.'S CAPITAL CONTRIBUTIONS

RP Ag Co.'s Capital Contribution shall consist of the following: (a) RP Ag Co. shall pay the Company at Closing an Initial Capital Contribution of US$5,000,000 in cash or other readily available funds (representing sums anticipated to be devoted to the Research Program over the four-quarter period from July 1, 1999 through June 30, 2000), and (b) RP Ag Co. hereby agrees to make Additional Contributions pursuant to Section 3.6.

3.3      FAIR MARKET VALUE OF CONTRIBUTIONS

         (a) The aggregate Gross Asset Value for ACTTAG, Inc.'s Initial Capital Contributions is US$20,000,000.

         (b) The aggregate Gross Asset Value for RP Ag Co.'s Capital Contributions is US$20,000,000.

         (c) While each Member or its Affiliate(s) will provide certain services to the Company under one or more Research Contracts, each will be paid for such services to the extent provided for in the applicable Research Contract. To the extent such payment is not so provided for, each Member intends that it will not be separately compensated for any services, technologies, rights or properties. Except for Additional Capital Contributions to be made in cash by RP Ag Co. under Section 3.6, neither Member shall receive any additional interest or share of the capital of the Company, nor any credit to its Capital Account, for any services, technologies, rights or properties that are provided or made available to the Company by a Member or its Affiliates or that may be used for the Company's purposes or to its benefit, whether or not the same are explicitly to be paid for under or in connection with any Research Contract.

3.4      CLOSING

         Subject to the satisfaction or waiver of the conditions precedent stated herein, the closing hereunder (the "Closing") shall occur on the Closing Date at such time and place as may be mutually agreed upon by the parties. At the Closing, each party shall deliver such documents, instruments and materials as are called for by this Agreement or as may be reasonably required in order to carry out the provisions and purposes hereof.

3.5      CONDITIONS PRECEDENT TO THE CLOSING

         All the obligations of any Member under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the conditions set forth below in this Section. Each Member shall use best efforts to procure that all such conditions are fulfilled at or prior to the Closing Date, provided, however that neither Member nor its Parent will prior to the Closing Date modify or amend any of the third-party agreements described in the following conditions to which such Member or its Parent is a party, or will waive any of its rights



AGRINOMICS LLC               15              Limited Liability Company Agreement
relating thereto, without the prior written consent of the other Member, which consent shall not be unreasonably withheld.

         (a) Each Member will have completed its due diligence and business review and such review shall have been satisfactory to such Member in its sole discretion.

         (b) Neither Member shall have discovered any material error, misstatement or omission in the representations and warranties made by the other party in Article 8, it being agreed that either Member may require at Closing that it receive one or more written certifications and reaffirmations of such representations and warranties made by the other party.

         (c) Subject to waiver of this condition in whole or in part by the other Member, each Member shall have performed and complied with all terms, covenants and conditions required by this Agreement prior to the Closing Date.

         (d) No suit, action or proceeding against any Member shall be pending or threatened before any court or governmental agency in which such suit, action or proceeding seeks to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

         (e) Subject to waiver of this condition in whole or in part by the other Member, each Member shall have delivered to the other Member such other instruments and documents as may be reasonably necessary to effectuate the transactions contemplated by this Agreement.

         (f) All necessary notifications and filings, including the filing of the Certificate with the Secretary of State of the State of Delaware, required to be made in or with respect to any relevant country will have been made and all necessary governmental approvals, if any, shall have been received and the prescribed waiting periods will have expired or been terminated. No governmental entity shall have indicated its objection to, or its intent to challenge as violative of any federal, state or foreign laws, any of the transactions contemplated by this Agreement or any related documents. In the event a governmental entity places a condition on its approval of the transaction as contemplated by this Agreement or any related documents that has a material effect on the proposed business of the Company, the Members shall attempt to negotiate a mutually agreeable modification to this Agreement.

         (g) Agritope and the Company shall have entered into, and duly executed and delivered, the Agritope Research and Management Contract.

         (h) The transfer to ACTTAG, Inc. of Agritope's rights, interests, and obligations in, to, and under the Salk ACTTAG Research Agreement and the University of Edinburgh ACTTAG Research Agreement and the Existing Agritope Collection shall have validly taken place, with no adverse effects on any of these rights, interests and obligations by reason of such transfer, and RP Ag



AGRINOMICS LLC               16              Limited Liability Company Agreement

Co. shall have received evidence to its satisfaction of such valid transfer without any adverse effects.

         (i) ACTTAG, Inc. and the Company shall have entered into, and duly executed and delivered, the Assignment and Assumption Agreement and RP Ag Co. shall have received evidence to its satisfaction that such Agreement has validly been entered into with no adverse effect on any rights, interests and obligations in, to and under the contracts and other assets, including without limitation the Salk ACTTAG Research Agreement and the University of Edinburgh ACTTAG Research Agreement and the Existing Agritope Collection.

         (j) Subject to waiver of this condition in whole or in part by ACTTAG, Inc., RP Ag Co. and the Company shall have entered into, and duly executed and delivered, the RP Ag Co. Research Contract and License Agreement.

         (k) Subject to waiver of this condition in whole or in part by ACTTAG, Inc., RP Ag Co. shall have paid to the Company, in readily available funds, RP Ag Co.'s Initial Capital Contribution, designated in Section 3.2.

3.6      ADDITIONAL CAPITAL CONTRIBUTIONS

         In addition to its Initial Capital Contribution pursuant to Section 3.2, RP Ag Co. or its transferee pursuant to Section 10 shall make additional contributions (the "Additional Capital Contributions") to the capital of the Company as follows:

         (a) RP Ag Co. agrees to pay the Company Additional Capital Contributions in cash or other readily available funds as follows :

             -   payable on the first day of July 2000, the sum of $US5,000,000;

             -   payable on the first day of July 2001, the sum of $US4,000,000;

             - payable on the first days of July 2002 and July 2003, the sum of $US3,000,000 on each such day.

         (b) Upon any dissolution of the Company, and subject to the provisions of Section 12.1, RP Ag Co. shall make an Additional Capital Contribution equal to the amount, if any, by which the total of the cash contributed by RP Ag Co. at Closing plus the sums contributed by RP Ag Co. under Section 3.6(a) is less than US$20,000,000.

3.7      NO BENEFIT TO CREDITORS

         The provisions of this Agreement, including Article 3, are intended to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Members shall not have any duty or obligation to any creditor



AGRINOMICS LLC               17              Limited Liability Company Agreement
of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

3.8      NO WITHDRAWAL OF CAPITAL; NO INTEREST ON CAPITAL

         Except as specifically provided in this Agreement, no Member shall have the right to withdraw all or any part of its Capital Contribution from the Company, nor shall any Member have any right to demand and receive Property or cash of the Company as a return of its Capital Contribution. No Member shall have the right to receive interest on its Capital Contribution or its Capital Account.

3.9      MAINTENANCE OF CAPITAL ACCOUNTS

         A Capital Account shall be established and maintained for each Member in accordance with Section 1.704-1(b) of the Treasury Regulations or any successor provisions:

         (a) Upon the Transfer of all or part of an interest in the Company, the Capital Account of the transferor that is attributable to the transferred interest in the Company shall carry over to the transferee Member in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv)(L), except as otherwise required to satisfy Regulations Section 1.704-1(b) in connection with a termination of the Company under Code Section 708(b)(1)(B).

         (b) In determining the amount of any liability for purposes of maintaining Capital Accounts for the Members, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and the Regulations.

In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members), are computed in order to comply with the Code and the Regulations, the Board may make such modification consistent with the principles of Regulation
Section 1.704-1(b)(2)(Q).

3.10     ADDITIONAL MEMBERS

         The Company may, with Board approval, admit additional Persons as Members in the Company having such rights, obligations and an Interest as agreed upon by the Board and the newly-admitted Member. The additional Member shall make a Capital Contribution to the Company in an amount and pursuant to such terms as agreed upon by the Board and the newly-admitted Member. The Company shall revalue the Gross Asset Value of the Company assets to the extent that the Board, established by Board approval, considers it necessary to preserve the economic interests of the Members. This Agreement shall be amended to the extent necessary to reflect the admission of the additional Member and such Member's agreement to be bound by the terms reflected herein.



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
                                    ARTICLE 4
                                   ALLOCATIONS

4.1      ALLOCATION OF PROFITS AND LOSSES

         After giving effect to the special allocations set forth in Section 4.2, Profits and Losses for any Fiscal Year shall be allocated among the Members in proportion to their respective Percentage Interests.

4.2      SPECIAL ALLOCATIONS

         The following special allocations shall be made in the following order and priority:

         4.2.1      MINIMUM GAIN CHARGEBACK

         Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article 4, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and if necessary subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.2.1 is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

         4.2.2      MEMBER MINIMUM GAIN CHARGEBACK

         Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 4, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.2.2 is intended to comply with the minimum gain chargeback requirement in Regulations
Section 1.704-2(i)(4) and shall be interpreted consistently therewith.



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

         4.2.3      QUALIFIED INCOME OFFSET

         In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Deficit of such Member as quickly as possible, provided that an allocation pursuant to this
Section 4.2.3 shall be made only if and to the extent that such Member would have an Adjusted Deficit after all other allocations provided for in Article 4 have been tentatively made as if this Section 4.2.3 were not in this Agreement.

         4.2.4      NONRECOURSE DEDUCTIONS

         Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Members in proportion to their Percentage Interests.

         4.2.5      MEMBER NONRECOURSE DEDUCTIONS

         Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

         4.2.6      CODE SECTION 754 ADJUSTMENTS

         To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Sections 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(M)(2) or Section 1.704-1(b)(2)(iv)(M)(4) to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(M)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(M)(4) applies.

4.3      CORRECTIVE ALLOCATIONS

         The allocations set forth in Sections 4.2.1, 4.2.2, 4.2.4, and 4.2.5 (the "Regulatory Allocations") are intended to comply with Regulations Sections 1.704-1 and 1.704-2. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of items of Company income, gain, loss or deduction pursuant to this Section 4.3. Therefore, notwithstanding any other provisions of this Article 4 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income,



AGRINOMICS LLC               20              Limited Liability Company Agreement
gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 4.1. In exercising its discretion under this Section 4.3, the Board shall take into account future Regulatory Allocations under Sections 4.2.1 and 4.2.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.2.4 and 4.2.5.

4.4      CODE SECTION 704(C) ALLOCATIONS

         In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members, solely for federal income tax purposes, so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with this Agreement). The manner in which such types of income, gain, loss and deduction are allocated shall be made in a manner consistent with the traditional method of making Code
Section 704(c) allocations as provided in Regulations Section 1.704-3(b).

         In the event the Gross Asset Value of any Company asset is adjusted pursuant to the terms of this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in a manner consistent with the traditional method of making Code Section 704(c) allocations as provided in Regulations
Section 1.704-3(b).

4.5      OTHER ALLOCATION RULES

         (a) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Board using any permissible method under Code Section 706 and the Regulations thereunder.

         (b) Except as otherwise provided in Section 4.4 with respect to allocations pursuant to Code Section 704(c), for federal income tax purposes, all items of Company income, gain, loss or deduction shall be made in a manner that is consistent with the allocation of Profits and Losses pursuant to this
Article 4. The Members are aware of the income tax consequences of the allocations of this Article 4 and hereby agree to be bound by the provisions of this Article 4 in reporting their allocable shares of Company income and loss for income tax purposes.



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

                                    ARTICLE 5
         DISTRIBUTIONS OF NET CASH FLOW AND DISTRIBUTIONS IN LIQUIDATION

5.1      TIMING OF DISTRIBUTIONS

         Net Cash Flow for each Fiscal Year shall be distributed to the Members in accordance with the priorities in Section 5.2 at such times and in such amounts (if any) as determined by the Board in its sole discretion; provided, however, that:

         (a) No distribution shall be made if it would render the Company insolvent or compromise its ability to operate;

         (b) The Board shall not authorize the distribution of any Property in kind except upon dissolution or liquidation of the Company; and

         (c) Subject to (a) and (b) above in this section, amounts equal to the effective federal, state and local income taxes (based on the highest applicable rates in the applicable year) that would be payable by a corporation recognizing the taxable income allocated to each of the Members shall be timely distributed to each Member prior to the due date for the payment of such taxes, unless both Members waive all or part of such distribution in any one or more years.

5.2      PRIORITY OF DISTRIBUTIONS

         Net Cash Flow shall be distributed between the Members in proportion to their respective Percentage Interests.

5.3      DISTRIBUTIONS IN LIQUIDATION

         (a) Upon dissolution of the Company and the liquidation of the assets of the Company pursuant to Article 11, the Liquidating Agent shall wind up the affairs of the Company and liquidate the assets as promptly as is consistent with obtaining fair value therefor and cause the remaining assets of the Company, including proceeds of sales or other dispositions in liquidation of assets, to be applied in accordance with the following priorities:

                  (i) First, to payment of the debts and obligations of the Company to its creditors (other than a Member), including sales commissions and other expenses incident to any sale of the assets of the Company, including the establishment of such reserves as the Liquidating Agent may deem reasonably necessary for any unliquidated contingent, conditional or unmatured liabilities or obligations of the Company;

                  (iii) Second, to the payment in full of loans (including for this purpose, accrued interest thereon through the date of payment) to the Company by the Members, pro rata, according to the relative amount of such unpaid loans (including for this purpose, accrued interest thereon through the date of payment); and



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

                  (iv) Third, to the Members having positive Capital Accounts pro rata in accordance with their relative positive Capital Accounts (as determined after taking into account all Capital Account adjustments for the Company's Fiscal Year during which such liquidation occurs), until all such positive Capital Accounts are reduced to zero.

                  (v) Fourth, remaining assets, if any, among the Members in proportion to their respective Percentage Interests.

The reserves established pursuant to clause (i) of this Section 5.3(a) shall be paid over by the Liquidating Agent to a bank or other financial institution to be held in escrow for the purpose of paying unliquidated, contingent, conditional or unmatured liabilities or obligations and, at the expiration of such period as the Liquidating Agent deems advisable, such reserves shall be distributed to the Members or their assigns in the priority set forth in clauses
(iii) and (iv) of this Section 5.3(a). Distributions to the Members pursuant to this Section 5.3(a) shall be made within the time period prescribed by Regulations Section l.704-l(b)(2)(ii)(B).

         (b) In the event the Liquidating Agent determines that an immediate sale of part or all of the Company assets would cause undue loss to the Members, the Liquidating Agent, in order to avoid such loss, may either (i) defer liquidation of any assets of the Company for a reasonable time, except those assets necessary to satisfy Company debts and obligations, or (ii) distribute the assets in kind to the Members. In winding up the Company's affairs, every effort shall be made to dispose of the assets of the Company in an orderly manner, having regard to the liquidity, divisibility and marketability of the Company's assets and consistent with the considerations set forth in this
Section 5.3. If the Liquidating Agent determines that it would be imprudent to dispose of any non-cash assets of the Company, such assets may be distributed in kind to the Members, in lieu of cash, proportionately to their rights to receive cash distributions hereunder; provided, that the Liquidating Agent shall in its sole discretion determine the relative share of the Members of each kind of those assets that are to be distributed in kind. In addition, in connection with the winding up of the Company, each of the Members shall be entitled to make an offer to acquire the assets of the Company and such offer may be accepted by the Liquidating Agent on behalf of the Company if such offer is consistent with obtaining fair value for the assets of the Company. If any assets of the Company are to be distributed in kind, such assets shall be valued and shall be deemed sold at their fair market value and any gain or loss deemed realized shall be allocated to the Capital Accounts of the Members for purposes of applying this
Section 5.3 as if such gain or loss had actually been fully realized. For U.S. federal income tax purposes, the tax consequences of any in-kind distribution during the life of or on liquidation of the Company pursuant to this Section 5.3 or otherwise shall be governed by Sections 732(a) and (b) of the Code and the Regulations promulgated thereunder.

5.4      DEFICIT CAPITAL ACCOUNTS

         Except as may otherwise be required by law or any other agreement to the contrary, notwithstanding anything to the contrary contained in this



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

Agreement, to the extent that any Member has a deficit Capital Account balance upon dissolution of the Company, that deficit shall not be an asset of the Company and that Member shall not be obligated to contribute that amount to the Company to bring the balance of that Member's Capital Account to zero.

5.5      WAIVER OF PARTITION

         No Member, either directly or indirectly, shall take any action to require partition of the Company or any of its assets or properties. Notwithstanding any provisions of applicable law to the contrary, each Member (and its successors and assigns) hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to its Company Interest, or with respect to any assets or properties of the Company, except as expressly provided in this Agreement.

                                    ARTICLE 6
                            MANAGEMENT AND OPERATION

6.1      THE BOARD OF MANAGERS

         6.1.1      CONSTITUTION AND POWERS OF THE BOARD

         The overall management and control of the Company shall be governed by a Board of Managers composed of four Managers (the "Managers"). Except as otherwise provided in Section 10.5, each Member shall appoint two Managers. ACTTAG, Inc. hereby appoints Adolph J. Ferro and Gilbert N. Miller as its initial Managers. RP Ag Co. hereby appoints Georges Freyssinet and Alain Dini as its initial Managers. The Members may appoint alternates to serve as temporary replacements for their respective Managers. The alternates shall have all the powers of the Managers in the temporary absence or inability of the Managers to attend or serve. Except as approved by the Board or permitted by this Agreement, and notwithstanding the last sentence of Section 18-402 of the Act, neither Member shall have any right or authority to bind the Company or take any action on behalf of the Company. Each Member may remove its designated Manager(s) from the Board at any time, with or without cause. Except as provided for in this Agreement, and notwithstanding the last sentence of Section 18-402 of the Act, a Manager may not bind the Company.

         6.1.2      MEETINGS OF THE BOARD

         The Board shall meet at least once every quarter. In addition, the Board shall meet upon the request of any Manager made to the Company's CEO. Managers may participate in meetings in person or by telephone. Meetings shall be held at such place and time as agreed to by the Board. The CEO shall provide at least ten business days' advance written notice of each meeting of the Board to each Manager, unless a Manager not receiving advance notice waives the advance notice requirement, either in writing or by attendance at the meeting without entering into the minutes of the meeting a protest as to the lack of notice, and provided further that notice given to one Manager appointed by a Member shall constitute notice to both Managers appointed by that Member. A



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minimum quorum of Managers entitled to conduct the business of the Board shall consist of at least two Managers, at least one of whom must have been appointed by each Member. Records of proceedings of the Board shall be prepared by the CEO or his or her designee and shall be subject to the approval of the Board.

         6.1.3      VOTING

         Each Member shall be entitled to two Board votes, which may be allocated in any manner among the Member's Managers. One or more Managers of a Member attending a Board meeting or taking any action contemplated by the last sentence of this Section 6.1.3 shall be entitled to vote all two Board votes of a Member. The Board shall act upon the unanimous vote of all Managers attending a duly convened meeting of the Board and entitled to vote on the matter under consideration in accordance with Section 6.1.2, and such vote shall constitute "approval" or proper "action" or the "decision" of the Board. The Board also may take any action permitted to be taken at a meeting of the Board by written consent joined in by all the Managers or by Managers authorized to vote all four of the total votes.

6.2      MATTERS REQUIRING BOARD APPROVAL

         All decisions and actions for and on behalf of the Company shall require approval by the Board, except those matters delegated to the CEO or another executive of the Company pursuant to this Agreement, the Operating Plan, or otherwise directed or delegated by Board resolution.

6.3      DAY-TO-DAY MANAGEMENT BY CEO

         The initial Chief Executive Officer of the Company (the "CEO") shall be Adolph J. Ferro, the Chief Executive Officer of ACTTAG, Inc. Subject to the restrictions set forth in this Agreement and to the direction of the Board, the CEO shall act on behalf of the Company in all matters affecting day-to-day management and supervision of the Company and its business affairs, shall implement the Budget and the Operating Plan and shall cause the Company to fulfill all of its contractual obligations. All matters of policy relating to the Company and its business affairs shall be determined by the Board for implementation by the CEO, and the CEO shall have no authority to make such policy determinations. The CEO is authorized and empowered to implement and act in accordance with resolutions adopted by the Board. The CEO shall be appointed by the Board from among the Managers to a one-year term of office; provided, however that the Board may remove the CEO and appoint a replacement CEO from among the Managers at any time for any or no reason.

6.4      SCIENTIFIC MANAGEMENT COMMITTEE AND SCIENTIFIC ADVISORY COMMITTEE

         6.4.1      SCIENTIFIC MANAGEMENT COMMITTEE

         The Board shall establish a "Scientific Management Committee" to advise the Board on scientific and research issues, techniques, problem solving and



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

goals, all as relevant to the Research Program. The Board shall define the goals and tasks of the Scientific Management Committee and establish rules for compensation (if any), expense reimbursement, and proprietary rights with respect to the members thereof. Members of the Scientific Management Committee will serve at the pleasure of the Board. The initial members of the Scientific Management Committee will be Ry Wagner and Stephanie Clendennen (nominated by ACTTAG, Inc.) and Rick Derose and Vincent Wingate (nominated by RP Ag Co.). The initial chair of the Scientific Management Committee is Ry Wagner, who is appointed to a one-year term of office; provided, however that the Board may remove the chair of the Scientific Management Committee and appoint a replacement at any time for any or no reason. Members of the Board will receive notice of, and an invitation to attend, all meetings of the Scientific Management Committee.

         6.4.2      SCIENTIFIC ADVISORY COMMITTEE

         The Board shall establish a "Scientific Advisory Committee" to render non-binding advice to the Company on scientific and research issues, techniques, problem solving and goals, all as relevant to the Research Program. The Board shall define the goals and tasks of the Scientific Advisory Committee and establish rules for compensation (if any), expense reimbursement, and proprietary rights with respect to the members thereof. Members of the Scientific Advisory Committee will serve at the pleasure of the Board. The Scientific Advisory Committee will consist of the members of the Scientific Management Committee, together, initially, with Terry Thomas from Texas A&M, Detlef Weigel from Salk, and additional members, including if appropriate scientific personnel from the University of Edinburgh, and one or more other Alliance Parties, may be invited to join the Scientific Advisory Committee as may be recommended from time to time by the Scientific Management Committee, with the approval of the Board. The initial chair of the Scientific Advisory Committee is Terry Thomas, who is appointed to a one-year term of office; provided, however that the Board may remove the chair of the Scientific Advisory Committee and appoint a replacement at any time for any or no reason. Members of the Board will receive notice of, and an invitation to attend, all meetings of the Scientific Advisory Committee.

6.5      PATENT COMMITTEE

         The Board shall establish a "Patent Committee" to consult periodically and as needed in relation to the Company's patent strategies filings, prosecution and maintenance activities. The Patent Committee will consist of one representative of each Member from the Board and one representative of each Member from the Scientific Management Committee, as well as representatives from the Members' patent departments or counsel, as shall be designated from time to time by the Board. The Board shall establish rules for compensation (if any), expense reimbursement, and proprietary rights with respect to the members of the Patent Committee. Members of the Patent Committee will serve thereon at the pleasure of the Board.



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6.6      OTHER OFFICERS AND COMMITTEES

         The Board may, but is not required to, establish officers of the Company and prescribe the duties of such officers. The officers of the Company shall be chosen by, and shall serve at the pleasure of, the Board, and shall hold their respective offices until their resignation, removal, or other disqualification from service in a manner determined by the Board, or until their respective successors shall be elected. The Board may, but is not required to, establish such other teams or committees composed of representatives from the Members or otherwise and delegate to such teams or committees such authority, duties and responsibilities as it deems appropriate. Except as otherwise provided herein, the officers shall have such powers and duties in the management of the Company as may be prescribed in a resolution by the Board and, to the extent not so provided, as generally pertain to their respective offices as if the Company were a corporation governed by the General Corporation Law of the State of Delaware, subject to the control of the Board. The Board may require any officer, agent or employee to give security for the faithful performance of his or her duties. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Company. The Board may remove any officer with or without cause at any time. Any number of offices may be held by the same person. Any vacancy occurring in an office of the Company by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board at any regular or special meeting of the Board.

6.7      DEVOTION OF TIME

         Neither the CEO nor any other Manager is obligated to devote all of his or her time or business efforts to the affairs of the Company. The CEO and each of the other Managers shall devote whatever time, effort and skill as he or she deems appropriate for the operation of the Company.

6.8      PERFORMANCE OF DUTIES

         Each Manager including the CEO shall perform his or her managerial duties in good faith, in a manner he or she reasonably believes to be in the best interests of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. In performing his or her duties, the Managers shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, of the following persons or groups, unless they have knowledge concerning the matter in question that would cause such reliance to be unwarranted and provided that the Manager acts in good faith and after reasonable inquiry when the need therefor is indicated by the circumstances:

         (a) one or more officers, employees or other agents of the Company or a Member whom the Manager reasonably believes to be reliable and competent in the matters presented; or



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

         (b) any attorney, independent accountant or other person as to matters that the Manager reasonably believes to be within such person's professional or expert competence.

6.9      BUDGETS AND OPERATING PLANS

         6.9.1      ADOPTION

         On or before August 1 of each year, the Board shall consider and adopt
(a) a written budget setting forth in reasonable detail the anticipated receipts and expenditures of the Company for the coming Fiscal Year, and the amount and kind of expenditures (if any) in addition to those anticipated that may be made on behalf of the Company without further action by the Board, and (b) a five-year Operating Plan setting forth in detail the planned activities and objectives for the Company for the coming Fiscal Year and the following four years. The initial drafts of each Budget and Operating Plan shall be prepared by the CEO and submitted to the Board a reasonable time prior the Board meeting at which it is to be considered.

         6.9.2      IMPLEMENTATION

         Subject to Section 6.2: (a) the Budget and the Operating Plan shall be implemented by the CEO; and (b) the CEO, on behalf of the Company, shall be authorized to make the expenditures and incur the obligations provided for in the Budget and shall be authorized to engage in the activities set forth in the Operating Plan.

6.10     REPORTING

         Within 45 days after the end of each calendar quarter and within 60 days after the end of each year, the CEO shall prepare and submit to the Board a report describing in reasonable detail the operations and financial results of the Company for such period and presenting a comparison of such operations and financial results with the Budget and the Operating Plan for such period and year-to-date, including a discussion of significant departures from the Budget or from the objectives in the Operating Plan. The CEO shall further prepare and submit to the Board such other periodic reports as the Board may request from time to time. The CEO shall promptly notify the Board of any material information concerning new or significant developments with respect to the Company's business or operations and, upon the request of any Manager, shall promptly submit to the Board such other information as may be requested.

6.11     INDEPENDENT ENTERPRISE

         The Members agree to cause the Company at all times to be conducted as an independent enterprise for profit. Except as otherwise agreed to by the Members in writing or provided herein, all commercial transactions between the Company and a Member (or a Member's Affiliate) shall be conducted on an arm's-length basis with neither granting to the other terms or conditions more



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

favorable than would be accorded unrelated third parties, except as the Members may otherwise agree in writing prior to such transactions.

6.12     DUTIES OF MEMBERS

         Each Member, in connection with the business and affairs of the Company, and in exercising such Member's discretion under this Agreement, shall to the fullest extent permitted by Section 18-1101(c) of the Act, be entitled to consider such interests and factors as such Member desires, including its own interest and the interest of its Affiliates, and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Company or any other Member.

6.13     FIDUCIARY DUTIES OF MANAGER

         To the fullest extent permitted by law, including Section 18-1101(c) of the Act, each Manager shall be deemed an agent of the Member that designated such Manager and shall have no duty (fiduciary or otherwise) to the Company or to any other Member. Each Member, by execution of this Agreement, agrees to, consents to, and acknowledges the delegation of powers and authority to the Managers, and to actions and decisions of the Managers within the scope of the Managers' authority as provided herein.

                                    ARTICLE 7
                   LIABILITY, EXCULPATION AND INDEMNIFICATION

7.1      COMPENSATION OF MEMBERS

         Except as may be specifically provided in this Agreement, the Agritope Research Contracts, the RP Ag Co. Research Contracts, or in any other written agreement binding on the Company, no Member shall receive any salary, fee or draw for services rendered to or on behalf of the Company.

7.2      LIABILITY

         Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person. "Covered Person" means any Member, any Affiliate of a Member, or any Manager, or any officers, directors, shareholders, partners, employees, representatives or agents of a Member or their respective Affiliates, or any employee or agent of the Company or its Affiliates.

7.3      EXCULPATION

         (a) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or



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

omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence or willful misconduct.

         (b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

7.4      DUTIES AND LIABILITIES OF COVERED PERSONS

         (a) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

         (b) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between Covered Persons, or (ii) whenever this Agreement or any other agreement contemplated herein or therein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or any Member, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

         (c) Whenever in this Agreement a Covered Person is permitted or required to make a decision (i) in its "discretion" or under a grant of similar authority or latitude, the Covered Person shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (ii) in its "good faith" or under another express standard, the Covered Person shall act under such express



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

standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

7.5      INDEMNIFICATION

         To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 7.5 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

7.6      EXPENSES

         To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 7.5.

7.7      INSURANCE

         The Company may purchase and maintain insurance, to the extent and in such amounts as the Board shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other Persons as the Board shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Board and the Company may enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under
Section 7.6 and containing such other procedures regarding indemnification as are appropriate.

7.8      OUTSIDE BUSINESSES

         Except as provided in Section 2.5.3 of this Agreement, any Member or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Members and their Affiliates shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit



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

of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

                                    ARTICLE 8
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1      IN GENERAL

         As of the date hereof, and at Closing Date, each of the Members and Agritope hereby make each of the representations and warranties applicable to such Member as set forth in Section 8.2, and such warranties and representations shall survive the execution of this Agreement and the closing.

8.2      REPRESENTATIONS AND WARRANTIES

         Each Member hereby represents and warrants that:

         8.2.1      ORGANIZATION AND EXISTENCE

         Such Member is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and governance.

         8.2.2      POWER AND AUTHORITY

         Such Member has the full power and authority to execute, deliver and perform this Agreement, and to own and lease its properties and to carry on its business as now conducted and as contemplated hereby.

         8.2.3      AUTHORIZATION AND ENFORCEABILITY

         The execution and delivery of this Agreement by such Member and the carrying out by such Member of the transactions contemplated hereby have been duly authorized by all requisite corporate actions and this Agreement has been duly executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member, enforceable against it in accordance with the terms hereof, subject as to enforceability of remedies, to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

         8.2.4      NO GOVERNMENTAL CONSENTS

         No authorization, consent or approval of, notice to or filing with, any governmental authority, is required for the execution, delivery and performance by such Member of this Agreement.



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         8.2.5      NO CONFLICT OR BREACH

         None of the execution, delivery and performance by such Member of this Agreement, the compliance with the terms and provisions hereof, and the carrying out of the transactions contemplated hereby, conflicts or will conflict with or will result in a breach or violation of any of the terms, conditions or provisions of any law, governmental rule or regulation or the charter documents, as amended, or bylaws, as amended, of such Member or any order, writ, injunction, judgment or decree of any court of governmental authority against such Member or by which it or any of its proprieties is bound, or any loan agreement, indenture, mortgage, note, resolution, bond, or contract or other agreement or instrument to which such Member is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any lien upon any of its properties.

         8.2.6      NO PROCEEDINGS

         There are no suits or proceedings pending, or to the knowledge of such Member, threatened in any court or before any regulatory commission, board or other governmental administrative agency against or affecting such Member that could have a material adverse effect on the business or operations of such Member, financial or otherwise, or on its ability to fulfill its obligations hereunder.

         8.2.7      EXISTENCE OF VALID PERMITS

         To the best knowledge of ACTTAG, Inc. and Agritope, all licenses, permits, franchises, orders or approvals of any public authority (the "Permits"), if any, including under environmental laws, necessary to the conduct of its activities under the ACTTAG Gene Discovery Program through the Closing, are in full force and effect and no proceedings are pending or threatened, to revoke or limit any such Permit and no such Permit is non-transferable or will require the consent of any public authority in order to validly transfer it to the Company.

         8.2.8      TRANSFER OF CONTRACTS; INTELLECTUAL PROPERTY

         (i) ACTTAG, Inc. and its Parent have the right to transfer or license to the Company all rights, interests and obligations to be transferred or licensed under this Agreement, the Assignment and Assumption Agreement and the Agritope Research Contracts; and none of such rights, interests and obligations shall be adversely affected by the execution, delivery or performance of this Agreement, the Assignment and Assumption Agreement or any of the Research Contracts.

         (ii) The Assignment and Assumption Agreement, as well as the Existing Agritope Collection, taken together contain a true, complete and correct list and description of all the contracts and agreements, whether written or oral, and materials obtained or used to date by Agritope or ACTTAG, Inc. to conduct the ACTTAGTM Gene Discovery Program. It is understood that the Company intends



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

to use such contracts and agreements as part of its conduct of the Research Program (collectively, the "Contracts" under this clause (ii)).

Each Contract is a valid, binding and enforceable agreement.

ACTTAG, Inc. and its Parent have fulfilled all material obligations required pursuant to the Contracts to have been performed by them prior to the Closing Date and ACTTAG, Inc. and its Parent have no reason to believe that the Company, the Members and/or their Affiliates, as the case may be, will not be able to exercise, when applicable, all of their rights under the Contracts.

ACTTAG, Inc. and its Parent are not in breach of or default under any Contract and are not aware of any breach or default by another party to the Contracts, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto.

         (iii) To the knowledge of ACTTAG, Inc. and its Parent, ACTTAG, Inc. and its Affiliates own, or are licensed to use, or otherwise have the right to use all patents, trademarks, service marks, trade names, logos, franchises, and copyrights, and all applications for any of the foregoing, and all technology, inventions, collections of biological materials, trade secrets, know-how, computer software and processes used in the conduct of ACTTAGTM Gene Discovery Program as now or heretofore conducted by Agritope and ACTTAG, Inc. (it being understood that the Company intends to use such items as part of its conduct of the Research Program). To the knowledge of ACTTAG, Inc. or its Parent, none of the technology, rights or other services, products or activities to be contributed by the Member to the Company would, as so performed or provided, or as used or to be further used as contemplated, infringe any intellectual property right of any person or entity or would be the object of any competing claim of right to use or own. Each Member will promptly inform the other of any such knowledge that it may obtain during the term of the Company. EXCEPT AS SET FORTH HEREIN, NEITHER MEMBER MAKES ANY WARRANTIES HEREUNDER, AS TO RESEARCH SUCCESS, MERCHANTABILITY OR NONINFRINGEMENT, AND THE MEMBERS HEREBY DISCLAIM ANY IMPLIED WARRANTIES AND ANY WARRANTIES ARISING BY TRADE USAGE OR COURSE OF PERFORMANCE .

         8.2.9      COVENANTS

         Agritope and ACTTAG, Inc. shall, between the date of signature of this Agreement and the Closing Date: (i) do all things necessary to obtain, preserve, and keep in full force and effect the rights, licenses, permits and intellectual property material to the rights, property (including intellectual property), contracts, obligations, interests and assets to be contributed to the Company pursuant to the Assignment and Assumption Agreement ; (ii) shall maintain, preserve and keep in good order and condition all property to be contributed to the Company pursuant to the Assignment and Assumption Agreement ; (iii) not



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

modify or amend any Contract, or waive any rights relating thereto, without the prior written approval of RP Ag Co.

8.3      INDEMNITIES

         8.3.1      INDEMNIFICATION

         Each Party shall indemnify the Company and (only to the extent a Party or its Affiliates suffers damage separate from that of the Company) each Party and its Affiliates, and their officers, directors, employees and representatives for, and shall hold them harmless from, any and all damages, losses, obligations, liabilities, claims, costs and expenses, including, without limitation, attorney's fees, court costs, interests and penalties (collectively "Liabilities") asserted against or incurred or sustained by any of them relating to or arising out of (i) any inaccuracy as of the Closing Date of any representation, or breach of any of the warranties or representations, or (ii) any failure to comply with any of its covenants or agreements contained in this Agreement or in the Research Contracts to which it is party.

         8.3.2      INDEMNIFICATION PROCEDURE

         (a) Upon obtaining knowledge thereof, a Person who may be entitled to indemnification hereunder (the "INDEMNITEE") shall promptly give the party who may be obligated to provide such indemnification (the "INDEMNITOR") written notice of any Liability which the Indemnitee has determined has given or could give rise to a claim for indemnification hereunder (a "NOTICE OF CLAIM"), provided that the failure to give such notice shall not relieve the Indemnitor of its indemnity obligation hereunder except to the extent that such failure substantially prejudices its defense of such Liability. A Notice of Claim shall specify in reasonable detail the nature and all known particulars related to a Liability. The Indemnitor shall perform its indemnification obligations in respect of a Liability described in a Notice of Claim, as the case may be, within 30 days after the Indemnitor shall have received such Notice of Claim; provided, however, such obligation shall be suspended so long as the Indemnitor is in good faith performing its obligations under Section 8.3.2(b) hereof with respect to such Liability.

         (b) The Indemnitor shall have the right and obligation at its own cost and expense, to cure, remediate, mitigate, remedy or otherwise handle any event or circumstance which gives rise to a Liability in respect of which a Notice of Claim has been given. Such right and obligation shall include, without limitation, the sole and exclusive right, at its sole cost and expense, to defend, contest or otherwise oppose any third party claim, demand, suit, action or proceeding related to such event or circumstance with legal counsel selected by it. Such proceeding shall be prosecuted diligently by the Indemnitor to a final conclusion or compromised or settled at the discretion of the Indemnitor, provided however that the Indemnitor may not enter into any such compromise or settlement which involves equitable relief against the Indemnitee unless the Indemnitee consents thereto, which consent shall not be unreasonably withheld, and provided further that the Indemnitor may not enter into any such compromise or settlement that does not include as an unconditional term thereof, the giving



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

by each claimant or plaintiff to each Indemnitee of a release from all liability in respect of such claim. The Indemnitor shall promptly inform the Indemnitee of all material developments related to any such event or circumstance. Notwithstanding anything contained herein to the contrary, the Indemnitee shall have the right, but not the obligation, to participate, but not control, at its own cost and expense, in the defense, contest or other opposition of any such third party claim, demand, suit, action or proceeding through legal counsel selected by it, provided however that the Indemnitor shall bear the reasonable costs of the counsel for the Indemnitee if counsel for the Indemnitor shall have reasonably determined that such counsel may not properly represent both the Indemnitor and the Indemnitee. So long as the Indemnitor is in good faith performing its obligations under this Section 8.3.2, the Indemnitee shall at all times, at the Indemnitor's cost and expense, cooperate in all reasonable ways with the Indemnitor in connection with contesting the third party claim. If the Indemnitor fails to perform its obligations under this Section 8.3.2, then the Indemnitee shall have the right, but not the obligation, to take the actions which the Indemnitor would have had the right to take in connection with the performance of such obligations and, if the Indemnitee is entitled to indemnification hereunder in respect of the event or circumstance as to which the Indemnitee takes such actions, then the Indemnitor shall, in addition to indemnifying Indemnitee for the Liability, indemnify the Indemnitee for all of the legal, accounting and other costs, fees and expenses reasonably and actually incurred in connection therewith, provided however that an Indemnitor shall not be required to indemnify an Indemnitee for any amount paid or payable by such Indemnitee in the settlement of any such third party claim agreed to without the consent of the Indemnitor (which shall not be unreasonably withheld or delayed).

         (c) Notwithstanding anything contained herein to the contrary, an Indemnitor shall not have any Liability unless and until the aggregate amount of all liabilities for which such Indemnitor is responsible exceeds $25,000, in which event the Indemnitor is responsible for all of the liabilities.

                                    ARTICLE 9
                               DISPUTE RESOLUTION

9.1      DISPUTE RESOLUTION BY SENIOR OFFICERS

         In the event a dispute arises between the Members regarding the application or interpretation of any provision of this Agreement (or between a Member and Agritope, as to the application or interpretation of Article 8,
Article 9, or Sections 10.1(c), 10.4(b) and 15.15), the business or affairs of the Company or regarding any management decision for which Board approval is required but has not been obtained, the dispute shall be submitted for good-faith negotiation for a period of 90 days by the respective chief executive officers of the Members (or Agritope, as the case may be). Prior to the end of such 90-day period, no Member shall initiate any other remedies with respect to such dispute. In any event, any dispute or difference relating to the strategy of the Company shall not be subject to arbitration or litigation and each Member



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

may in its sole discretion approve or reject any decision for which Board approval is required in this regard.

9.2      ARBITRATION OF DISPUTES

         If the parties fail to reach agreement with respect to a dispute or difference (other than as to a question relating to patent validity, which the Members intend will be decided in litigation and not in arbitration, or decisions relating to the strategy of the Company which the Members may approve or reject in their sole discretion as provided for in Section 9.1), between the parties arising out of or in connection with this Agreement, the dispute or difference will, to the fullest extent permitted by law, be determined by arbitration in New York City, in accordance with the Commercial Arbitration Rules of the American Arbitration Association by an independent and impartial arbitrator, who (unless the parties agree otherwise) shall have had both training and experience as an arbitrator of corporate partnership or LLC matters and who shall be, and for at least ten years shall have been, a partner, shareholder or member in a highly respected law firm headquartered in the United States. The arbitrator may decide any issue as to whether, or as to the extent to which, any dispute is subject to the arbitration and other dispute resolution provisions in this Agreement. The arbitrator must base the award on the provisions of this Agreement and must render the award in a writing which must include an explanation of the reasons for such award. Any arbitration pursuant to this section will be governed by the substantive laws of Delaware applicable to contracts made and to be performed in that state, without regard to conflicts of law rules, and by the arbitration law of the Federal Arbitration Act (9 U.S.C. ss.1 et seq.). Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The statute of limitations of Delaware applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this Section. All fees, costs and expenses of the arbitrator, and all other costs and expenses of the arbitration, will be shared equally by the parties to this Agreement unless such parties agree otherwise or unless the arbitrator in the award assesses such costs and expenses against one of such parties or allocates such costs and expenses other than equally between such parties. Notwithstanding the foregoing, either party may, on good cause shown, seek a temporary restraining order and/or a preliminary injunction from a court of competent jurisdiction, to be effective pending the institution of the arbitration process and the deliberation and award of the arbitrator.

                                   ARTICLE 10
                         TRANSFERS OF COMPANY INTERESTS

10.1     RESTRICTIONS ON TRANSFER

         (a) Except as otherwise permitted by this Agreement, neither Member shall Transfer all or any portion of its Interest without the prior written consent of the other Member.



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

         (b) Neither Member shall transfer, or attempt to transfer, its Interest in violation of the Securities Act of 1933 or any other applicable federal or state law.

         (c) In the event of a Change of Control as to a Member, such Member (the "Change Member") shall deliver a written notice to the other Member (the "Option Member") within fifteen (15) days of the closing of the Change of Control, stating that the transaction has occurred and describing such transaction in reasonable detail. In that event, the Option Member shall then have the option, which it may exercise within its sole discretion, to demand that the Change Member formally and in writing state a price for the Change Member's entire Interest in the Company (the "Strike Price"). The Option Member shall notify the Change Member of its decision at any time within sixty (60) days after receipt of notice of Change of Control from the Change Member. If the Option Member gives no such notice of such a demand, it will be deemed to have waived its option as to that Change of Control, and in that event all terms and conditions of this Agreement and the Research Contracts with the Members or their Affiliates shall remain in full force and effect as if such Change of Control had not occurred. If the Option Member makes such a demand within such 60 days, then the Change Member shall either (i) make such a formal statement of the Strike Price; or (ii) decline or otherwise fail to make such a formal statement of the Strike Price within thirty (30) days following the demand by the Option Member, in which event the Strike Price shall equal the fair market value at that time of the Change Member's entire Interest in the Company, in the opinion of one investment banking firm (the "Investment Banker") chosen by the Option Member from the following list: Merrill Lynch, Goldman Sachs, J.P. Morgan, Salomon Smith Barney, or a successor firm to any of the foregoing, and the Strike Price shall be determined by the Investment Banker within 30 days. The cost of obtaining such an opinion shall be borne by the Change Member. Following such formal statement, or such determination, of the Strike Price, the Option Member will have the option of: (1) requiring the Change Member (which will have no right to refuse) to sell the Change Member's Interest to the Option Member at the Strike Price; (2) requiring the Change Member (which will have no right to refuse) to buy the Option Member's entire Interest at the Strike Price; or (3) retaining the status quo, with no purchase or sale of any Interest. The Option Member will have thirty (30) days following the Change Member's formal statement of the Strike Price (or the determination of the Strike Price by the Investment Banker, if applicable) in which to elect which of these three courses it will take. If the Option Member makes no such election in such 30 days, it will be deemed to have elected to retain the status quo as stated in course (3). If the Option Member elects to buy the Change Member's Interest, the Option Member will have the option of leaving the Change Member's Research Contracts in effect or terminating them. If the Option Member elects to sell its Interest to the Change Member, the Option Member will have the option of leaving its own Research Contracts in effect or terminating them. If the Option Member elects the status quo following the statement or determination of the Strike Price, this Agreement and the Change Member's Research Contracts will stay in effect, and the Option Member will have the option of terminating its own Research Contracts, or leaving them in effect. The closing of the sale (if any) of the Interest of the Option Member to the Change Member or of the Change Member to the Option Member, as the case may be, shall occur within forty-five (45) days



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

following any election by the Option Member that such a sale will occur. The Strike Price will be payable in cash at the closing. Such a sale shall be on terms that include closing conditions, representations, warranties and covenants customary in transactions under such circumstances.

10.2     PERMITTED TRANSFERS

         Notwithstanding provisions of Section 10.1 above, and subject to the conditions and restrictions set forth in Section 10.3, a Member may at any time Transfer (any such Transfer being referred to in this Agreement as a "Permitted Transfer") all or any portion of its Interest if and only if such sale is to:
(a) any other Member or an Affiliate of another Member, (b) any Affiliate of the transferor, (c) the transferor's administrator or trustee to whom such Interest is transferred involuntarily by operation of law, (d) to a third party in a Waived Transfer (as defined in Section 10.4(a)), (e) [ * ] or (f) through a merger or consolidation that effects a Change of Control, subject to the other Member's rights as Option Member under Section 10.1(c). [ * ].

10.3     CONDITIONS TO PERMITTED TRANSFERS

         A Permitted Transfer shall not be treated as valid unless and until the following conditions are satisfied:

         10.3.1     REQUIRED DOCUMENTATION

         Except in the case of a Transfer involuntarily by operation of law, the transferee becomes a Party to this Agreement as a Member and the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement, including this
Article 10. In the case of a Transfer of Interests involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company.

         10.3.2     REIMBURSEMENT OF COSTS

         In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

         10.3.3     LEGAL OPINIONS

         Except in the case of a Transfer involuntarily by operation of law, the transferor shall furnish to the Company an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to the nontransferring Member, that (a) the Transfer will not cause the Company to terminate for federal income tax purposes and that such Transfer will not cause the application of the rules of Code Sections 168(g)(1)(B) and 168(h) (generally referred to as the "tax exempt



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

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

entity leasing rules") or similar rules to apply to the Company, the Property, the Members or their Affiliates; (b) such Transfer will not cause the Company to become taxable as a corporation for federal income tax purposes, and (c) such Transfer will not cause adverse tax consequences to the non-transferring Member.

         10.3.4     TAX INFORMATION

         The transferor and transferee shall furnish the Company with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Interest transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns.

10.4     RIGHTS OF FIRST REFUSAL

         (a) After June 30, 2004, if a Member (the "Selling Member") desires to make an offer to Transfer its Interest to a third party that is neither a Member nor an Affiliate of the Selling Member, or to accept an offer from such a third party to purchase all or any part of its Interest, it shall so notify the other Member (the "Rights Member") of such desire prior to making or accepting such offer, as the case may be, on a binding basis, along with a written description (the "Transfer Notice") of the principal terms and conditions (including the proportion of the Interest desired to be sold, the price, the payment terms, and the closing schedule) and the identity of the proposed buyer (the "Proposed Buyer"). Prior to such date, no Transfer which is not otherwise a Permitted Transfer as set forth in Section 10.2 shall be permitted unless specifically consented to in writing by the other Member. The Rights Member shall have a period of thirty (30) days following receipt of a Transfer Notice to elect to purchase the Interest of the Selling Member (or the designated portion thereof so desired to be sold by the Selling Member) on the same terms and conditions described in the Transfer Notice, in lieu of the sale to the Proposed Buyer. If any of the purchase price described in the Transfer Notice is proposed to be paid in property or services other than cash or cash equivalents, the Rights Member shall be entitled, at its sole discretion, should it elect to purchase such Interest or portion of an Interest from the Selling Member, either to pay such portion of the price in substantially similar form or to substitute for such non-cash portion of the price an equivalent value in cash or cash equivalents. If the Rights Member declines to purchase such Interest (or portion) of the Selling Member, or makes no election within such 30-day period (in which case it will be deemed to have declined at the end of such 30-day period to make such purchase), the Selling Member shall be entitled to sell its Interest to the Proposed Buyer or an Affiliate of the Proposed Buyer on the terms and conditions stated in the Transfer Notice, in a sale to be closed within the one hundred twenty (120) days immediately following such waiver (or deemed waiver) by the Rights Member to purchase. In that event, such sale shall be considered a "Waived Transfer" hereunder. Any other Transfer, including, without limitation, to a different buyer, on different terms or conditions, or closed following such 120-day period, shall not be made unless the Selling Member has first given another Transfer Notice and afforded the Rights Member



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

another opportunity to elect to purchase such Interest (or portion thereof) under such subsequent Transfer Notice as described above in this section.

         (b) After June 30, 2001, in the case that Agritope shall retain more than 50% of the stock of ACTTAG, Inc., and otherwise, after June 30, 2004, if ACTTAG, Inc. desires to issue capital stock in ACTTAG, Inc. to a third party that is not Agritope or an Affiliate of Agritope or ACTTAG, Inc., or if Agritope desires to make an offer to Transfer any of its outstanding capital stock in ACTTAG, Inc. to such a third party or to accept an offer from such a third party to purchase all or any part of such outstanding stock, ACTTAG, Inc. or Agritope, as the case may be, shall so notify RP Ag Co. of such desire prior to making or accepting such offer, as the case may be, on a binding basis, along with a written description (the "Stock Notice") of the principal terms and conditions (including the number of shares desired to be issued or sold, the price, the payment terms, and the closing schedule) and the identity of the proposed buyer (the "Proposed Buyer" under this clause (b)). Prior to such date, no such issuance or sale shall be permitted without the consent of RP Ag Co. RP Ag Co. shall have a period of thirty (30) days following receipt of a Stock Notice to elect to purchase the shares proposed to be issued or sold on the same terms and conditions described in the Stock Notice, in lieu of the sale to the Proposed Buyer. If any of the purchase price described in Stock Notice is proposed to be paid in property or services other than cash or cash equivalents, RP Ag Co. shall be entitled, at its sole discretion, should it elect to purchase such shares, either to pay such portion of the price in substantially similar form or to substitute for such non-cash portion of the price an equivalent value in cash or cash equivalents. If RP Ag Co. declines to purchase such shares in ACTTAG, Inc., or makes no election within such 30-day period (in which case it will be deemed to have declined at the end of such 30-day period to make such purchase), ACTTAG, Inc. or Agritope shall be entitled to issue or to sell, as the case may be, such shares to the Proposed Buyer or an Affiliate of the Proposed Buyer on substantially the terms and conditions stated in the Stock Notice, in a transaction to be closed within the one hundred twenty (120) days immediately following such waiver (or deemed waiver) by RP Ag Co. of its right to purchase. Any other issuance or sale of shares in ACTTAG, Inc., whether to a different buyer, on different terms or conditions, or closed following such 120-day period, shall not be made unless ACTTAG, Inc. or Agritope, as the case may be, has first given another Stock Notice and afforded RP Ag Co. another opportunity to elect to purchase the shares covered by such subsequent Stock Notice as described above in this section.

10.5     PROHIBITED TRANSFERS

         (a) Any purported Transfer of an Interest that is not a Permitted Transfer or that is not consented to by the other Member pursuant to Section
10.1 shall be null and void and of no force or effect whatever; provided that, if the Company is required under mandatory statutory provisions or judicial order to recognize a Transfer that is not a Permitted Transfer (or if the Company, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the Interest transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided by this



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

Agreement with respect to the transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equity rights of the Company) to satisfy any debts, obligations or liabilities for damages that the transferor or transferee of such Interest may have to the Company, and the transferee shall, to the fullest extent permitted by law, have no right to receive any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement. Accordingly, to the fullest extent permitted by law, the transferee shall have no authority to act for or to bind the Company, to inspect the Company's books, to vote as a Member under this Agreement, or otherwise to be treated as a Member. In such case, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the nontransferring Member from all cost, liability and damage that any of such indemnified parties may incur (including, without limitation, incremental tax liabilities, reasonable lawyers' fees and expenses) as a direct result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

         (b) Any Person who acquires an Interest, including the transferee in a Permitted Transfer, and who is not admitted as a substituted Member pursuant to
Section 10.3 (a "Non-Admitted Member"), shall, to the fullest extent permitted by law, be entitled only to allocations and distributions with respect to such acquired Interest in accordance with this Agreement and shall have no right of any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company and shall not have any of the rights of a Member under the Act or this Agreement. Accordingly, the assignee, to the fullest extent permitted by law, shall have no authority to act for or bind the Company, to inspect the Company's books, to vote as a Member under this Agreement, or otherwise to be treated as a Member.

10.6     SPECIFIC PERFORMANCE

         Each of the Members acknowledges that the rights and obligations provided by this Article 10 are of unique value to it and the payment of monetary damages could not adequately compensate the other Members for any breach of the obligations set forth in this Article 10. Accordingly, the rights of the Members set forth in this Article 10 shall be specifically enforceable in accordance with their terms.

                                   ARTICLE 11
                           DISSOLUTION AND WINDING UP

11.1     GENERAL

       (a)     The Company shall be dissolved and its affairs shall be wound up:

               (i) in the event of the Bankruptcy or dissolution of ACTTAG, Inc.'s Parent or ACTTAG, Inc., upon the written election by RP Ag Co., in its sole and absolute discretion, within ninety (90) days of such Bankruptcy, to dissolve the Company;



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

               (ii) in the event of the Bankruptcy or dissolution of RP Ag Co.'s Parent or RP Ag Co., upon the written election by ACTTAG, Inc., in its sole and absolute discretion, within ninety (90) days of such Bankruptcy, to dissolve the Company;

               (iii) upon an election to dissolve the Company made by the Electing Member pursuant to Section 12.2(a) or by ACTTAG, Inc. pursuant to
Section 12.2(b);

               (iv) upon the unanimous written consent of the Members;

               (v) the passage of ninety (90) days after the sale or other disposition of all or substantially all of the assets of the Company; or

               (vi) upon the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Delaware Act.

       (b) Except as set forth in Section 12, the occurrence of the Bankruptcy or dissolution of a Member shall not cause a Member to cease to be a member of the Company, and, except as expressly provided in Section 11.1(a)(i) or (ii), upon the occurrence of such an event, the business of the Company shall be continued without dissolution.

       (c) The Company shall terminate when all assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article 11 and Section 5.3, and the Certificate shall have been canceled in the manner required by the Act.

11.2     WINDING UP AND LIQUIDATION

         Upon the dissolution of the Company, the Company shall promptly wind up its affairs and liquidate and distribute its assets in accordance with Section
5.3 and this Section 11.2, unless the Members unanimously elect otherwise. The winding up of the Company's affairs and the liquidation of the Company's assets shall be conducted and supervised by the Liquidating Agent. The Liquidating Agent shall have all of the rights and powers with respect to the assets and liabilities of the Company, in connection with the winding up and liquidation of the Company, that the Members have with respect to the assets and liabilities of the Company during the term of the Company, and the Liquidating Agent is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the winding up and liquidation of the Company and the transfer of any Property of the Company.

11.3     PRIORITY ON LIQUIDATION

         The Liquidating Agent shall liquidate the assets of the Company as promptly as practicable. The proceeds of such liquidation shall be applied pursuant to Section 5.3.



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

                                   ARTICLE 12
                                PRIOR TERMINATION

12.1     TERMINATION EVENTS

         (a) Subject to the provisions of Section 11 above, in the event of the Bankruptcy or dissolution of either Member or its Parent, the other Member may, in its sole and absolute discretion, require such Member to resign and cease to be a Member, at its option and without prejudice to any of its other legal or equitable rights or remedies, by giving notice to such Member;

         (b) If either Member or its Parent materially breaches any of the terms, conditions or agreements contained in this Agreement or in any Research Contract to which it is a party to be kept, observed or performed by it, the other Member may require such Member to resign and cease to be a Member, at its option and without prejudice to any of its other legal or equitable rights or remedies, by giving the Member who committed the material breach ninety (90) days' notice in writing, unless the notified Member within such 90-day period shall have cured the breach. Neither Member or its Parent will be considered in breach of this Agreement or such a Research Contract for purposes of the termination remedy stated herein during any period in which there is a good faith dispute between the Members as to the existence of such breach. If the Members are, despite negotiations at the highest levels of their respective managements over a period of at least ninety days, unable to resolve any good faith dispute between them as to the existence of such breach, such dispute may at the election of either Member be resolved in accordance with Article 9; and

         (c) If prior to July 1, 2001, the Company shall not [ * ], then RP Ag Co. may, in its sole and absolute discretion, at or at any time on or after July 1, 2001 (but prior to the time, if any, at which the Company shall have [ * ]), elect to (i) resign and cease to be a Member and (ii) terminate the Research Contracts to which it or its Parent (as the case may be) is a party (an "RP Ag Co. Termination"). In that event, RP Ag Co. will not be required to make any further Additional Capital Contribution of cash that has not previously become due as described in Section 3.6(a) (where any contribution that would have become due on the date of resignation shall not be considered to have become previously due), with no other right for indemnification or compensation whatsoever for the Company, ACTTAG, Inc. or its Affiliates.

12.2     EFFECTS OF TERMINATION

         (a) In the event of the Bankruptcy or dissolution of a Member or its Parent or material breach pursuant to clause (a) or clause (b) of Section 12.1, the other Member (the "Electing Member") may, in its sole discretion, elect to take any one of the following three courses of action: (i) to continue the business of the Company and purchase the Interest of the other Member pursuant to the procedure set forth in Section 12.2(c) below; (ii) to continue the business of the Company with the other Member continuing as a Non-Admitted Member as described in Section 10.5; or (iii) to declare that the Company will



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

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

be dissolved and liquidated as provided in Article 11. If the Electing Member makes no such election by written notice to the other Member within sixty (60) days of such event, the Electing Member will be deemed to have elected to take the course of action described in clause (ii). If the Electing Member elects or is deemed to elect to take the course of action described in clause (ii) above, it will have the further option, exercisable at any time thereafter, of leaving its own Research Contracts in effect or terminating them.

         (b) In the event of an RP Ag Co. Termination, ACTTAG, Inc. may elect to take either one of the following courses of action: (i) to continue the business of the Company and purchase RP Ag Co.'s Interest pursuant to the procedure set forth in Section 12.2(c) below; or (ii) to declare that the Company will be dissolved and liquidated as provided in Article 11. If ACTTAG, Inc. makes no such election by written notice to RP Ag Co. within sixty (60) days of such event, ACTTAG, Inc. will be deemed to have elected to take the course of action described in clause (ii).

          (c) If the Electing Member elects to purchase the Interest of the other Member under Section 12.2(a), or if ACTTAG, Inc. elects to purchase RP Ag Co.'s Interest pursuant to Section 12.2(b), the purchase price for such Interest shall be determined by the mutual agreement of the buyer and the seller; provided, however, that if no such mutual agreement is reached within sixty (60) days following such election, the purchase price shall be finally determined to be the fair market value of the Interest to be sold, in the opinion of one investment banking firm chosen by the buyer from the following list: Merrill Lynch, Goldman Sachs, J.P. Morgan, Salomon Smith Barney, or a successor firm to any of the foregoing. The cost of obtaining such an opinion shall be borne by the seller of the Interest, and may be deducted from the sales proceeds. The purchase price will be payable in cash at the closing, which shall occur within forty-five (45) days following the later of the determination of the purchase price and the buyer's election to purchase such Interest. Such a sale shall be on terms that include closing conditions, representations, warranties and covenants customary in transactions under such circumstances. In such case, both Members' Research Contracts will be terminated.

                                   ARTICLE 13
                             ACCOUNTING AND REPORTS

13.1     BOOKS AND RECORDS

         (a) The Board shall implement standard procedures with respect to accounting, financial reporting and management information, including, without limitation, statements reflecting Company distributions of Net Cash Flow, earnings, Profits and Losses, residual value of Company Property and taxable income.

         (b) At all times during the term of the Company, the Board shall keep or cause to be kept books of accounts at the principal office of the Company in which shall be entered fully and accurately each transaction of the Company. Each Member and its representatives shall have access to such books, records and documents during reasonable business hours and may inspect and make copies of



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

any of them. The Board may delegate to a third party or Member the duty to maintain and oversee the preparation of such records and books of account.

         (c) In addition to its record-keeping requirements as provided herein, the Board shall maintain records, as required, to demonstrate compliance with United States Foreign Corrupt Practices Act requirements, including lists reflecting the Company's use of agents.

13.2     BANK ACCOUNTS

         The Company will maintain accounts for the deposit and disbursement of all funds of the Company at such banks as the Board shall approve. All funds of the Company will be deposited promptly in such accounts. The funds of the Company shall not be commingled with the funds of any other Person and the Board and the CEO shall not employ, or permit any other Person to employ, such funds in any manner except for the benefit of the Company. All bank accounts and other depository accounts shall be opened in the name of the Company.

13.3     ACCOUNTING METHOD

         The Company shall adopt the accrual method of accounting for financial reporting and federal and state income tax purposes. The financial reports of the Company shall be prepared on an accrual basis in accordance with GAAP.

13.4     FISCAL YEAR

         The Company shall use the Fiscal Year as both its fiscal year for financial reporting and its taxable year for federal and state income tax purposes, unless the Code or state law requires use of a different taxable year.

13.5     REPORTS; TAX RETURNS

         Copies of all accounts, reports and other writings pertaining to the business of the Company furnished by a Member or the Company to any Member or regulatory agency shall contemporaneously be delivered to all Members. Copies of all reports, notices and other writings pertaining to the Company furnished to a Member by the accountants for the Company shall promptly be delivered to all the Members. Within 90 days after the end of each Fiscal Year, the CEO shall cause to be delivered to each Member a report of financial activities of the Company, including, without limitation, (a) a balance sheet reflecting the Company's financial position as of the end of such Fiscal Year, (b) supporting profit and loss statements, and (c) a statement of change in financial position of the Company for such year. The Board shall cause, at the Company's expense, a regular annual audit of the books and records of the Company at the end of each Fiscal Year by the Company's outside auditors and the delivery to each Member within 120 days after the end of each Fiscal Year the audited financial statements for such Fiscal Year and any audit report issued to the Company in



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connection with such audit. The CEO shall cause to be prepared and filed, on the
Company's behalf and at the Company's expense, all federal, state and other tax returns required to be filed, and shall submit the same to the Members for review and approval not less than 30 days prior to the respective due dates for such returns (including any extensions thereof), but, with respect to the Company's federal income tax information return, in no event later than 45 days prior to the due date for such return (including any extensions thereof).

13.6     REQUIRED GOVERNMENTAL FILINGS

         The CEO shall cause the Company to file, on or before the dates the same may be due, giving effect to extensions obtained, all reports, returns and applications that may be required by any governmental or quasi-governmental body having jurisdiction.

13.7     TAX MATTERS MEMBER

         (a) ACTTAG, Inc. shall be the "tax matters partner" (the "Tax Matters Member") for the Company within the meaning of Code Section 6231(a)(7).

         (b) The Tax Matters Member shall notify and provide copies to the other Members within 5 business days (or as soon as reasonably practicable thereafter) of any communication received from any governmental authority regarding any proposed or existing audit, administrative or judicial proceeding, request for information, preliminary discussion or any other formal or informal communication regarding any tax matters pertaining to the Company or any Member. In addition to and not in limitation of the foregoing, the Tax Matters Member shall request, pursuant to Code Section 6223, that the other Members receive notice from the IRS regarding any proceedings or adjustments. The Tax Matters Member shall consult with the other Members concerning all tax matters and shall not take any action in connection with any audit or proceeding, or enter into any agreement with the IRS, that may adversely affect the other Members without their express prior written consent.

13.8     AUDITOR

         Unless the Board otherwise determines, the Company shall engage the firm of Arthur Andersen LLP as the Company's outside accountants and auditors.

                                   ARTICLE 14
                               REGULATORY MATTERS

14.1     POLITICAL CONTRIBUTIONS

         The Company shall not spend any of its funds to make direct or indirect contributions to political candidates, nor make gifts or provide honoraria to elective or appointive governmental officials without prior Board approval. The Company shall timely report to the Board the making of such contributions, gifts or honoraria. All such contributions, gifts or honoraria shall be made in accordance with applicable laws and regulations.



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14.2     COMPLIANCE WITH REGULATIONS

         The Company shall comply with all applicable laws, regulations and orders of any governmental or regulatory authority. Each Member and its Affiliates, in connection with their duties and activities with the Company and its projects, shall comply with all laws, regulations and orders of any governmental or regulatory authority applicable to such Person, including, without limitation, the United States Foreign Corrupt Practices Act. Each Member shall indemnify and hold harmless the Company and the other Member and its Affiliates from any costs incurred by them as a result of the failure of a Member or its Affiliates to comply with such applicable laws, regulations or orders.

                                   ARTICLE 15
                               GENERAL PROVISIONS

15.1     NOTICES

         Any notice, request, instruction or other document to be given hereunder by a Member to another Member hereto shall be in writing, delivered in person, or mailed by certified or registered mail, return receipt requested, or transmitted by facsimile transmission with electronic confirmation of receipt to the addressee's address or facsimile number set forth below (or such other address or facsimile number as the party changing its address specifies in a notice to the other parties):

                  ACTTAG, Inc.
                  16160 SW Upper Boones Ferry Rd.
                  Portland, OR  97224, USA
                  Attention:  Adolph J. Ferro, Chief Executive Officer
                  Facsimile:  (503) 670-7703

with a copy to:

                  Perkins Coie LLP
                  411 -108th Avenue NE, Suite 1800
                  Bellevue, WA  98004, USA
                  Attention:  Roger M. Tolbert, Esq.
                  Facsimile:  (425) 453-7350

and

                  Rhone-Poulenc Ag Company Inc.
                  2 T.W. Alexander Drive
                  Research Triangle Park
                  North Carolina 27709 - USA
                  Attention:  General Counsel
                  Facsimile: (919) 549-2500



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with a copy to:

                  Rhone-Poulenc Agro S.A.
                  14-20, rue Pierre Baizet
                  69 623 Lyon, FRANCE
                  Attention:  General Counsel
                  Facsimile: (04) 72 85 29 81

Notices shall be deemed to have been given on the date of service, if served personally on the party to whom notice is to be given , or on the first day after transmission by facsimile transmission, if transmitted by facsimile as set forth above, or on the fifth day after mailing, if mailed as set forth above.

15.2     CONSEQUENTIAL DAMAGES; AFFILIATES

         Except for damages resulting from breaches of Section 2.8 or Section 14.2, no Member or its Affiliates shall be liable to the Company or to any other Member or its Affiliates for any indirect, incidental, special or consequential damages relating to a breach or an alleged breach of this Agreement, including, but not limited to, loss of revenue, cost of capital or loss of business reputation or opportunity whether such liability arises out of contract, tort (including negligence), strict liability or otherwise. If an Affiliate of a Member does not comply with the provisions of this Agreement that apply to Affiliates, then such Member shall be deemed to be in violation of such provisions.

15.3     WAIVER

         No waiver of any breach of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the Member against whom such waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.

15.4     SEVERABILITY

         If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permitted by law and the parties' fundamental intentions hereunder, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15.5     FURTHER ASSURANCES

         Each Member shall execute such deeds, assignments, endorsements, evidences of transfer and other instruments and documents and shall give further assurances as shall be necessary to perform its obligations hereunder and shall execute such estoppel and other documents as are reasonably requested by any other Member regarding the status of the Company.



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

15.6     GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law provisions of the State of Delaware or any other jurisdiction to the contrary.

15.7     COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15.8     LIMITATION ON RIGHTS OF OTHERS

         This Agreement is entered into among the Members for the exclusive benefit of the Company, its Members, and their successors and permitted assigns. This Agreement is not intended for the benefit of any creditor of the Company or any other Person. Except to the extent provided by applicable statute, and then only to that extent, no creditor or third party shall have any rights under this Agreement or under any other agreement between the Company and any Member with respect to any contribution to the Company or otherwise.

15.9     SUCCESSORS AND ASSIGNS

         This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns.

15.10    ENTIRE AGREEMENT; AMENDMENT

         This Agreement constitutes the entire agreement among the Members with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, between the Members (and their Affiliates) with respect to the subject matter hereof. This Agreement may be amended only in writing signed by all of the Members.

15.11    EXPENSES

         Except as otherwise provided herein or agreed to in writing by the Members or their Affiliates, each Member shall bear its own costs and expenses, including legal fees, associated with carrying on its business as a Member hereof.

15.12    CONSTRUCTION

         This Agreement has been submitted to the scrutiny of, and has been negotiated by, all parties hereto and their counsel, and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.



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

15.13    DISCLAIMER OF AGENCY

         This Agreement does not create any entity or relationship beyond the scope set forth herein, and except as otherwise expressly provided herein, this Agreement shall not constitute any Member the legal representative or agent of the other, nor shall any Member or any Affiliate of a Member have the right or authority to assume, create or incur any liability or obligation, express or implied, against, in the name of or on behalf of any other Member, its Affiliates, the Company or its Affiliates.

15.14    CURRENCY OF PAYMENT

         Payments to be made by or to any party hereunder shall be both denominated and payable in U.S. dollars, unless otherwise determined by the respective parties to be in another freely exchangeable currency denominated in U.S. dollars at the applicable exchange rate for the last business day of each quarter as quoted by Reuters telerate page EFX= at 12 :00PM USA East Coast time).

15.15    GUARANTY BY AGRITOPE

         Agritope hereby unconditionally and irrevocably guarantees to RP Ag Co. the performance of, and compliance with, the agreements, covenants and obligations contained in this Agreement or in any Agritope Research Contracts by ACTTAG, Inc. or any of its Affiliates. RP Ag Co. may therefore at its sole discretion directly proceed against Agritope for any default or failure to perform or observe by ACTTAG, Inc. or any of its Affiliates their agreements, covenants and obligations contained thereunder, and provided further that Agritope and ACTTAG, Inc. shall be jointly and severally liable for any default or failure to perform under this Agreement and any Agritope Research Contracts.



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  ACTTAG, INC.


                                  By:   /s/Adolph J. Ferro
                                  Name: Adolph J. Ferro
                                  Title:   President




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

                                  RHONE-POULENC AG COMPANY INC.


                                  By:   /s/P. Housset
                                  Name: Pascal Housset
                                  Title:   Director


                                  AGRITOPE, INC.


                                  By:   /s/Adolph J. Ferro
                                  Name: Adolph J. Ferro
                                  Title:   CEO
                                  Date:   7/15/99




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


                                  EXHIBIT LIST



         EXHIBIT A: EXISTING AGRITOPE COLLECTION

         EXHIBIT B: AGRITOPE RESEARCH AND MANAGEMENT CONTRACT

         EXHIBIT C: ASSIGNMENT AND ASSUMPTION AGREEMENT AND BILL OF SALE

         EXHIBIT D: INITIAL BUDGET

         EXHIBIT E: INITIAL OPERATING PLAN

         EXHIBIT F: RP AG CO. RESEARCH CONTRACT AND LICENSE AGREEMENT

         EXHIBIT G: NAME AND MAILING ADDRESS OF EACH MEMBER;
         VALUE OF CONTRIBUTIONS, AND PERCENTAGE INTERESTS

         EXHIBIT H:  APPROVED AGREEMENTS





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         EXHIBIT A: EXISTING AGRITOPE COLLECTION


         [ * ]







[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

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               EXHIBIT G: NAME AND MAILING ADDRESS OF EACH MEMBER;
                VALUE OF CONTRIBUTIONS, AND PERCENTAGE INTERESTS



NAME AND ADDRESS                   VALUE OF CONTRIBUTION     PERCENTAGE INTEREST
-----------------                  ---------------------     -------------------

ACTTAG, Inc.                           US$20,000,000                 50%
16160 SW Upper Boones
         Ferry Rd.
Portland, OR  97224, USA



Rhone-Poulenc Ag                       US$20,000,000                 50%
         Company Inc.
2 T.W. Alexander Drive
Research Triangle Park
North Carolina 27709 - USA





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


                         EXHIBIT H: APPROVED AGREEMENTS


Research and Management Contract between the Company and Agritope, substantially in the form of Exhibit B to this LLC Agreement.

Research Contract and License Agreement between the Company and RP Ag Co., substantially in the form of Exhibit F to this LLC Agreement.

Assignment and Assumption Agreement and Bill of Sale between the Company and ACTTAG, Inc., substantially in the form of Exhibit C to this LLC Agreement.

Research, License and Option Agreement dated as of October 23, 1998, by and between The Salk Institute for Biological Sciences and Agritope, as amended, and as assigned by Agritope to ACTTAG, Inc. and by ACTTAG, Inc. to the Company.

Research and Option to License Agreement dated as of January 21, 1999, by and between the University Court of the University of Edinburgh and Agritope, as assigned by Agritope to ACTTAG, Inc. and by ACTTAG, Inc. to the Company.




AGRINOMICS LLC                4              Limited Liability Company Agreement